EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on June 30, 2009 pertaining to the Arena Pharmaceuticals, Inc., 2009 Long-Term Incentive Plan and Arena Pharmaceuticals, Inc. 2009 Employee Stock Purchase Plan of our reports dated March 13, 2009, with respect to the consolidated financial statements of Arena Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Arena Pharmaceuticals, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 26, 2009